Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of November 20, 2007 by and between Marv Tseu (“Tseu”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), with respect to the following facts:

A. Tseu has served as a director and Chief Executive Officer of Axesstel pursuant to the terms of an Employment Agreement with Axesstel, effective May 16, 2006 (“Employment Agreement”), and has voluntarily resigned as a director and as Chief Executive Officer as of the date of this Agreement.

B. In this Agreement, Tseu and Axesstel desire to formally document: (i) the terms of Tseu’s separation from Axesstel; (ii) Axesstel’s and Tseu’s mutual releases of claims against each other.

NOW, THEREFORE, for and in consideration of the execution of this Agreement within the time frame provided for herein, and the mutual covenants contained in the following paragraphs, Axesstel and Tseu agree as follows:

1. Wages and Vacation Time Paid. Tseu acknowledges that, upon receipt of his final paycheck in the estimated amount of $20,833.33, he will have been paid for all of his wages and his accrued and unused vacation time through the date of this Agreement, his last day of work.

2. Separation Payment. As consideration of the releases contained herein, Axesstel shall pay to Tseu the sum of Two Hundred Eighty-One Thousand Two Hundred Fifty Dollars ($281,250) which shall be paid as follows: (i) Axesstel will use commercially reasonable efforts to pay Tseu 75% of that sum (the “75% Payment”) within 7 days of Axesstel’s receipt of any proceeds from its financing of the $1.5 million letter of credit issued with respect to the account of XL Telecom, and in any event, Axesstel will pay Tseu the 75% Payment no later than December 31, 2007, and (ii) Axesstel will pay Tseu the 25% balance of that sum on or before December 31, 2007.

3. Reimbursement of Expenses. In addition to the separation payment above, Axesstel agrees to reimburse Tseu for (i) any outstanding business expenses incurred by Tseu, (ii) Tseu’s actual and reasonable legal expenses associated with negotiation and execution of this Agreement, (iii) the actual lease termination fees (estimated at $2,800) for the termination of the lease on Tseu’s apartment in San Diego, and (iv) for actual and reasonable fees to ship Tseu’s personal belongings to his home in San Francisco. Reimbursement shall be made within 15 days of submission of receipts for the relevant expense.

4. Stock Option. The parties agree that pursuant to that certain Stock Option Agreement between Tseu and Axesstel of May 16, 2007 (the “Option Agreement”), Tseu is vested in 350,000 of the 700,000 shares of Axesstel stock that are subject to that agreement. The parties further agree that the Option Agreement is hereby amended so that Tseu may exercise his right to purchase any of his vested shares of stock that are subject to the Option Agreement on or before June 30, 2008. Except as modified by this Section 4, Tseu’s rights under the Option Agreement will continue as stated therein.

5. General Releases. Axesstel and Tseu for themselves, their heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns fully and forever release and discharge each other and their heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Tseu’s employment with Axesstel prior to the date of this Agreement, any prior employment agreement between the two parties and any prior separation agreement between the two parties. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to constitute a waiver or release of Tseu’s rights to indemnification pursuant to the terms of the Indemnification Agreement between Axesstel and Tseu dated as of May 16, 2006, Tseu’s statutory indemnity rights (including, but not limited to, those arising under California Labor Code section 2802), any claims arising out of Axesstel’s breach of this Agreement, or any other claims which may arise after the date of execution of this Agreement.

6. Knowing Waiver of Employment-Related Claims. Tseu understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had or now has to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) claims for unpaid wages or indemnity under the California Labor Code, (iv) claims arising from Axesstel’s nonperformance under this Agreement and (v) any challenge to the validity of Tseu’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”) as set forth in paragraph 6 below. Tseu expressly waives any right to recovery of any type, including damages and reinstatement, in any administrative or court action, whether state or federal, and whether brought by him or on his behalf, related in any way to the matters released herein.

7. Knowing Waiver of ADEA Claims. Tseu acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended. He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already was entitled. Tseu further acknowledges that he has been advised by this writing, as required by law, that: (a) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Agreement or to any challenge to the validity of this waiver of ADEA claims; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following his execution of this Agreement to revoke the Agreement (in writing); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Tseu.

8. Waiver of Civil Code § 1542. Axesstel and Tseu expressly waive any and all rights and benefits conferred upon them by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Axesstel and Tseu expressly agree and understand that the release given by them pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which they may have against each other or any of the other Releasees.

9. Severability of Release Provisions. Axesstel and Tseu agree that if any provision of the release given by them under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

10. Representation Regarding Legal Actions. Axesstel and Tseu represent that, as of the date of this Agreement, they have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or the other Releasees in any court or with any governmental agency. Except for claims preserved by law or expressly by this Agreement, Axesstel and Tseu promise they will never sue each other or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against each other or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, unless they are compelled by legal process to do so. Axesstel and Tseu promise and agree that they shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against each other or any of the other Releasees, unless compelled by legal process to do so.

11. Promise to Maintain Confidentiality of Axesstel’s Confidential Information. Tseu acknowledges that due to the position he has occupied and the responsibilities he has had at Axesstel, he has received confidential information concerning Axesstel’s products, procedures, customers, sales, prices, contracts, and the like. Tseu hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all confidential information he has received while employed by Axesstel concerning Axesstel’s products and procedures, the identities of Axesstel’s customers, Axesstel’s sales, Axesstel’s prices, the terms of any of Axesstel’s contracts with third parties, and the like. Tseu agrees that a material violation by him of the foregoing obligation to maintain the confidentiality of Axesstel’s confidential information will constitute a material breach of this Agreement. Tseu specifically confirms that he will continue to comply with the terms of the Employee Innovations and Proprietary Rights Assignment Agreement dated as of May 16, 2006 and executed by Tseu and Axesstel.

12. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement, along with the other agreements referred to herein, contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.

13. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

14. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

15. Representation by Counsel. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

16. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law provisions.

17. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

18. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

19. Period to Consider Terms of Agreement. Tseu acknowledges that this Agreement was presented to him on November 20, 2007, and that he is entitled to have up to twenty-one (21) days’ time in which to consider the terms of this Agreement. Tseu acknowledges that he has obtained the advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider its terms. Tseu represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period. Tseu understands that if not executed on or before December 11, 2007, this Agreement shall expire and may not be executed thereafter.

20. Revocation of Agreement. Tseu understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Tseu understands that this Agreement will not become effective and enforceable unless the seven-day revocation period passes and Tseu does not revoke the Agreement in writing. Tseu understands that this Agreement may not be revoked after the seven-day revocation period has passed. Tseu understands that any revocation of this Agreement must be made in writing and delivered to Axesstel’s General Counsel within the seven-day period.

21. Attorneys’ Fees. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable costs and attorneys’ fees.

22. Effective Date. This Agreement shall become effective and binding upon the parties eight (8) days after Tseu’s execution thereof, so long as he has not revoked it within the time period and in the manner specified in paragraph 20, above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Dated:	November 20, 2007	/s/ Marv Tseu
Marv Tseu

AXESSTEL, INC.

Dated:	November 20, 2007	By:	/s/ Patrick Gray